================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ALASKA AIR GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                       [LOGO OF ALASKA AIR GROUP, INC.]

                                 P.O. Box 68947
                           Seattle, Washington 98168

                                                            April 1, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Alaska Air Group, Inc. at 2 p.m. on May 19, 1998, in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington.

     We encourage you to participate at this meeting, but whether or not you plan to attend, please sign and return your proxy card as soon as possible.

     Your opinion and your vote are important to us regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

     We look forward to visiting with you at the meeting and addressing your questions and comments.

                                                 Sincerely,

                                                 /s/ John F. Kelly

                                                 John F. Kelly
                                                 Chairman, President and
                                                 Chief Executive Officer

[LOGO OF ALASKA AIR GROUP, INC.]

P.O. Box 68947
Seattle, Washington  98168

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998

To Stockholders:

     The 1998 Annual Meeting of Stockholders of Alaska Air Group, Inc. will be held in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington, at 2 p.m. on May 19, 1998, for the following purposes:

     1.   To elect three directors for terms of three years each.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record on March 20, 1998, will be entitled to vote at the meeting.

                                    By Order of the Board of Directors,

                                    /s/ Keith Loveless

                                    Keith Loveless
                                    Corporate Secretary and
                                    Associate General Counsel

April 1, 1998
Seattle, Washington

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please sign and return the proxy in the enclosed envelope so your stock can be voted. The envelope requires no postage if mailed in the United States.
--------------------------------------------------------------------------------

                       [LOGO OF ALASKA AIR GROUP, INC.]

                                P.O. Box 68947
                           Seattle, Washington 98168

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alaska Air Group, Inc. ("Air Group" or the "Company") to be used at the 1998 Annual Meeting of Stockholders (the "Annual Meeting"), at 2 p.m. on May 19, 1998, in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington. This proxy statement is being mailed to stockholders on approximately April 1, 1998.

                                    PROXIES

     The shares represented by the enclosed proxy, when properly executed, will be voted in accordance with directions given by the stockholder. Where the stockholder has provided no instructions, the shares will be voted in favor of the election of the three nominees for director and in support of management on any other matters that properly come before the Annual Meeting. A stockholder has the right to revoke, withdraw or change the proxy at any time before it is voted by contacting the Corporate Secretary of the Company. Other than the election of directors, the Company is not aware of any other matters to be presented at the Annual Meeting.

                               VOTING SECURITIES

     The Company's voting stock consists solely of common stock. On March 20, 1998, the record date for stockholders entitled to vote at the Annual Meeting, the Company had outstanding 20,313,951 shares of $1.00 par value Common Stock (the "Common Stock"). Each share of Common Stock is entitled to one vote on any matter brought before the meeting.

     A majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present, the affirmative vote of a majority of the shares present will be required to act on the election of directors. Abstentions or, in the case of the election of directors, withheld votes will be included in the number of shares present and will have the effect of voting against any matter before the meeting. Shares not voted by brokers will not be included in the number of shares present and therefore will have no effect on the voting.

     On December 31, 1997, the Company's 40l(k) plans held in trust for participants 1,147,537 shares, or 5.65% of the outstanding Common Stock outstanding as of March 20, 1998, the record date. The Alaska Air Group 401(k) trust includes Employee Stock Ownership Plan ("ESOP") features. Included in the total shares held by the 401(k) plans on behalf of employees of Alaska Airlines, Inc. ("Alaska Airlines") and Horizon Air Industries, Inc. ("Horizon Air") are 352,003 shares held by the ESOP ("ESOP Shares") and 795,534 non-ESOP shares. As of December 31, 1997, 78,706 shares remain unallocated to participants' accounts.

     The trustee will vote the allocated shares in accordance with confidential instructions from each participant. If no instructions are received, the trustee will vote such allocated shares as it determines to be in the best interest of the participants. Unallocated ESOP shares are automatically voted by the trustee on behalf of participants in the same manner as the participants instructed the allocated shares to be voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

5% Owners. The following table shows the beneficial ownership of each person or entity known by the Company to own more than 5% of the Company's Common Stock. Ownership shown is based on publicly available information reported as of February 15, 1998.

                                           AMOUNT & NATURE OF         PERCENT OF
NAME & ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP          CLASS
----------------------------------        --------------------        ----------
FMR Corp. ..............................         1,655,411 (1)           8.15%
82 Devonshire Street
Boston, Massachusetts  02109

Barclays Global Fund Advisors...........         1,366,373 (2)           6.73%
45 Fremont Street
San Francisco, California  94105

The Equitable Companies Incorporated....         1,337,930 (3)           6.59%
1290 Avenue of the Americas
New York, New York  10104

Alaska Airlines & Horizon Air...........         1,147,537               5.65%
Industries 40l(k) Plans
c/o BNY Western Trust Company, Trustee
Two Union Square, Suite 520
601 Union Street
Seattle, Washington  98101

(1) Includes the following shares beneficially owned by two wholly owned subsidiaries of FMR Corp.: Fidelity Management & Research Company1,005,711 and Fidelity Management Trust Company649,700. FMR Corp. has sole voting power for 645,900 shares and sole dispositive power for 1,655,411 shares.

(2) Barclays Global Fund Advisors has sole voting power for 1,138,473 shares and sole dispositive power for 1,366,373 shares.

(3) Includes the following shares beneficially owned by two wholly owned subsidiaries of The Equitable Companies Incorporated: Alliance Capital Management L.P.-1,190,200 and Donaldson, Lufkin & Jenrette Securities Corporation-147,730. Alliance Capital Management L.P. has sole voting power for 385,000 shares and sole dispositive power for 1,190,200 shares. Donaldson, Lufkin & Jenrette Securities Corporation has sole voting power for 147,405 shares and sole dispositive power for 147,405 shares.

Management.   The following table shows the beneficial ownership of Company
Common Stock by all directors, director nominees, executive officers named in the Summary Compensation Table, and all directors, nominees and executive officers as a group as of March 20, 1998, except for 40l(k) plan shares, which are as of December 31, 1997. As a group, the directors, nominees and executive officers owned .45% of the outstanding stock on March 20. None of these individuals owns more than 1% of the outstanding Common Stock. Unless otherwise noted, they have sole voting and dispositive power over such shares.

                                     NO. OF COMMON SHARES    PERCENT OF
NAME OF INDIVIDUAL                    BENEFICIALLY OWNED     CLASS OWNED
------------------                   --------------------    -----------
William S. Ayer......................       19,722  (1)
George D. Bagley.....................        4,119  (1)
Ronald F. Cosgrave...................        8,180
Mary Jane Fate.......................          295  (2)
John R. Fowler.......................        3,683  (1)
John F. Kelly........................        3,997  (1)
Bruce R. Kennedy.....................       13,465  (3)
R. Marc Langland.....................        1,380
Harry G. Lehr........................        2,272  (1)
Byron I. Mallott.....................          616  (3)
Robert L. Parker, Jr.................          717
John V. Rindlaub.....................        1,505
Richard A. Wien......................        1,722
All directors, nominees and..........       90,450  (1)(3)      .45%
 executive officers as a group
 (24 individuals)

(1) Includes shares held in trust under the Company's 40l(k) plans. Also includes the following options, which are exercisable within 60 days:

   NAME OF INDIVIDUAL               STOCK OPTIONS
   ------------------------------   -------------
   William S. Ayer                     17,975
   George D. Bagley                     2,125
   John R. Fowler                       2,375
   All directors, nominees and         28,950
    executive officers as a group
    (24 individuals)

(2) Does not include 1,546 shares registered in the name of her husband. Mrs. Fate disclaims beneficial ownership of those shares.

(3) Shares dispositive and investment power with spouse over the following shares: Mr. Kennedy - 13,465; Mr. Mallott - 616; and all directors, nominees and executive officers as a group - 18,992.

                             ELECTION OF DIRECTORS

     Three directors are standing for election at the Annual Meeting. The Board of Directors is divided into three classes serving staggered three-year terms. The persons named in the proxy intend to vote for the election of the three nominees named below. Each nominee has consented to serve as a director. If any nominee is unable to serve for any reason, the proxies or their substitutes will vote the shares represented by each proxy for such substitute nominees as the Executive Committee of the Board of Directors shall approve.

                   NOMINEES FOR DIRECTOR (TERM EXPIRING 1998)

RONALD F. COSGRAVE (66) - Mr. Cosgrave has been a director since 1971, except the period from 1981 to 1983, and serves on the Executive Committee. He was Chairman of Alaska Northwest Properties Inc. from 1979 to 1997, when he became Executive Manager of ANP, LLC. Mr. Cosgrave is a retired Chairman and Chief Executive Officer of Alaska Airlines. He is also Chairman Emeritus and a director of Alaska Airlines.

R. MARC LANGLAND (56) - Mr. Langland has been a director since 1991. He serves on the Compensation Committee and is Chairman of the Audit Committee. He has been President of Northrim Bank, Anchorage, Alaska, since November 1990 and President of Norcap, Ltd. (investments) since May 1989. He was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Alaska Airlines, Northrim Bank, Usibelli Coal Mine, and Totem Resources Corporation.

JOHN V. RINDLAUB (53) - Mr. Rindlaub was appointed a director in November 1996 and serves on the Audit Committee. He is currently Chairman of Seafirst Bank, a post he has held since 1993, and Group Executive Vice President of Bank of America NT and SA, responsible for the Northwest. In addition, he is responsible for Bank of America's retail technology on a global basis. Prior to his position at Seafirst, Mr. Rindlaub served as Group Executive Vice President/Asia Division for Bank of America and as a managing director for Banker Trust Company New York, Investment Banking Group. He is also a director of Horizon Air and of the Federal Reserve Bank of San Francisco.

                   CONTINUING DIRECTORS (TERM EXPIRING 2000)

MARY JANE FATE (64) - Mrs. Fate has been a director since 1979 and serves on the Compensation Committee. She has served as General Manager of a family business in Fairbanks, Alaska, since 1989. She was President and Executive Director of Baan o yeel kon Corporation (an Alaska Native village corporation) from 1981 to 1989. She is a director of Alaska Airlines and Baan o yeel kon Corporation, and a member of the University of Alaska Board of Regents.

JOHN F. KELLY (53) - Mr. Kelly has been a director since 1989 and serves on the Executive Committee. He was elected Chairman, President and Chief Executive Officer of Air Group and Chairman and Chief Executive Officer of Alaska Airlines in February 1995. He also served as President of Alaska Airlines from 1995 to 1997, Chief Operating Officer from November 1994 to February 1995 and as Vice President/Marketing from 1981 to June 1987. He has served Horizon Air as its Chairman since February 1991, except the period from November 1994 to February 1995, and was President and Chief Executive Officer from June 1987 to November 1994. He also serves on the board of the Air Transport Association and is a director of Washington Water Power, a public utility based in Spokane, Washington.

BRUCE R. KENNEDY (59) - Mr. Kennedy has been a director since 1972 and has served as Chairman of the Executive Committee since 1985, except for the period from November 1994 to February 1995. He is Chairman Emeritus of Air Group and served as Air Group's Chairman, Chief Executive Officer and President from 1985 to 1991. He was also Chairman of Alaska Airlines from 1979 to 1991, Chief Executive Officer from 1979 to 1990 and President from 1978 to 1990. He also serves on the board of directors of Horizon Air and of the ARIS Corporation, a Seattle-based company providing information technology services.

                   CONTINUING DIRECTORS (TERM EXPIRING 1999)

BYRON I. MALLOTT (54) - Mr. Mallott has been a director since 1982 and serves on the Audit Committee. He served as Mayor of the City and Borough of Juneau, Alaska, from October 1994 to February 1995, when he was appointed Executive Director (chief executive officer) of the Alaska Permanent Fund Corporation (a trust managing proceeds from the state of Alaska's oil revenues). In December 1994, he completed a two-year appointment as Executive in Residence at the University of Alaska Southeast. He was a director of Sealaska Corporation, Juneau, Alaska, from 1972 to 1988; Chairman from 1976 to 1983; and Chief Executive Officer from 1982 to 1992. He owns Mallott Enterprises (personal investments) and is a director of Horizon Air.

ROBERT L. PARKER, JR. (49) - Mr. Parker has been a director since 1975. He serves on the Executive Committee and is Chairman of the Compensation Committee. He has been President and Chief Executive Officer of Parker Drilling Company (oil and gas drilling contractor), Tulsa, Oklahoma, since December 1991. He was President and Chief Operating Officer of Parker Drilling Company from 1977 to 1991 and has been a director since 1977. Mr. Parker is also a director of Alaska Airlines.

RICHARD A. WIEN (62) - Mr. Wien has been a director since 1982 and serves on the Compensation and Audit Committees. He played an active role in the management of Wien Airlines until 1969, when he was elected President of Merric, Inc., an Alaska helicopter contract and charter service company. After Merric merged with Era Aviation in 1973, Mr. Wien served as Era's Executive Vice President until 1981. He has been Chairman and Chief Executive Officer of Florcraft, Inc. (retail flooring), Fairbanks and Anchorage, Alaska, since 1986. He is also a director of Horizon Air, National Bank of Alaska and Usibelli Coal Mine.

                             DIRECTOR REMUNERATION

     Each outside director of Air Group receives an annual retainer of $20,000, with a minimum of 25% of the retainer paid in Alaska Air Group Common Stock issued under the Company's Nonemployee Director Stock Plan. The Board approved the plan in 1997 when it adopted director stock ownership guidelines for its members. Outside directors of Alaska Airlines or Horizon Air receive an annual retainer of $1,000. An annual retainer of $2,000 is also paid to each Committee chair. In addition, a meeting fee of $1,200 is paid for each Board or Committee meeting in which an outside director participates in person. If participation is via telephone, the fee is $750. When more than one meeting of a Board and/or Committee is held on the same day, only one meeting fee is paid. Employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. Directors, their spouses and their dependent children are eligible for complimentary travel privileges on Alaska Airlines and Horizon Air.

                 THE BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors has established the following committees, which meet outside of regular Board meetings to assist the Board in discharging its responsibilities.

     AUDIT COMMITTEE. The Audit Committee consists of R. Marc Langland (Chairman), Byron I. Mallott, John V. Rindlaub, and Richard A. Wien. The Audit Committee is responsible for: (1) reviewing the annual report of the independent auditors; (2) evaluating the external and internal financial audit functions;
(3) making recommendations to the Board of Directors with respect to the appointment of independent auditors and other auditing matters; and (4) evaluating the Company's compliance with environmental regulations. The Audit Committee held two meetings during 1997.

     COMPENSATION COMMITTEE. The Compensation Committee consists of Robert L. Parker, Jr. (Chairman), Mary Jane Fate, R. Marc Langland, and Richard A. Wien. The functions of the Compensation Committee are to: (1) set the salary of the Chairman and Chief Executive Officer; (2) approve salaries of executive officers of Alaska Airlines and Horizon Air; (3) make recommendations to the Board of Directors with respect to other executive compensation issues, including modification or adoption of executive compensation plans; (4) grant stock options; and (5) serve as administrator for the Company's stock option and other long-term incentive plans. The Compensation Committee held five meetings during 1997.

     EXECUTIVE COMMITTEE. The Executive Committee consists of Bruce R. Kennedy (Chairman), Ronald F. Cosgrave, John F. Kelly, and Robert L. Parker, Jr. The Executive Committee serves as the nominating committee to select director nominees. The Executive Committee does not consider director nominations from stockholders; however, procedures and minimum notice provisions for stockholders to nominate directors are outlined in the Company's bylaws. The Executive Committee also makes recommendations to the Board on committee membership and chairs. The Executive Committee held three meetings during 1997.

     There were four Air Group Board of Directors meetings in 1997. All directors attended at least 75% of the meetings of the Board and committees on which they serve.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a current or former employee of the Company or any of its affiliates or has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

OTHER MATTERS

     In 1997 ANP, LLC, a limited liability corporation in which Mr. Ronald F. Cosgrave is an executive officer and in which Mr. Cosgrave and Mr. Bruce R. Kennedy were greater than 10% shareholders, repurchased an equity interest from Alaska Airlines. Payment for the equity interest was made in the form of property valued at $271,602 plus $281,164 cash.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation of the Company's chief executive officer and the four other most highly paid executive officers (the "named executive officers") for each of the last three fiscal years ended December 31. (Bonus figures are reported in the year earned.)

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                              ----------------------------------   -----------------------------------------
                                                                               AWARDS              PAYOUTS
                                                                   ----------------------------   ----------
                                                        OTHER                       SECURITIES
                                                       ANNUAL       RESTRICTED      UNDERLYING                       ALL
                                                       COMPEN-         STOCK         OPTIONS/        LTIP           OTHER
NAME AND                       SALARY      BONUS      SATION(1)     AWARD(S)(2)       SARS(3)     PAYOUTS(2)    COMPENSATION(4)
PRINCIPAL POSITION      YEAR     ($)        ($)          ($)            ($)            (#)           ($)             ($)
----------------------  ----  ---------   --------   -----------   -------------   ------------   ----------    ---------------
John F. Kelly           1997    434,615    391,154        -              0             38,900         0             10,510
Chairman & CEO          1996    376,923    339,231        -              0            206,300(5)      0             10,473
(Alaska)                1995    317,154     47,678        -              0             37,800         0             10,170

William S. Ayer         1997    224,804    138,056        -              0             17,600         0              6,012
President (Alaska)      1996    170,746    102,448        -              0             10,800         0             29,939
                        1995    133,002     72,025        -              0             15,500         0             17,061

George D. Bagley        1997    217,269    152,088        -              0             10,600         0             11,132
President & CEO         1996    207,308    145,115        -              0             16,400         0             11,132
(Horizon)               1995    170,813     18,133        -              0             20,800         0              6,984

Harry G. Lehr           1997    236,077    141,646        -              0              9,100         0             11,663
Senior Vice             1996    231,231    138,738        -              0             14,600         0             10,990
President/              1995    222,577     22,944        -              0             25,700         0             10,350
Finance (Alaska)

John R. Fowler          1997    213,769    128,262        -              0              8,300         0              8,425
Senior Vice             1996    186,231    111,738        -              0             11,800         0              6,694
President/              1995    178,654     18,416        -              0             20,600         0              6,483
Technical Operations
(Alaska)

(1) The value of personal benefits and a corresponding tax gross-up did not exceed $50,000 or 10% of salary plus bonus for any of the above-named executives during the past three years.

(2) Through 1997, the Company granted no restricted stock awards and no long-term incentive awards.

(3) Tandem stock appreciation rights ("SARs") generally attach to up to 50% of options granted prior to 1996. SARs are not paid in cash, but can only be exercised to receive a credit toward the exercise price of options. SARs are not included with the options granted after 1995.

(4) Represents Company-paid contributions to individual 40l(k) plan accounts and imputed income for the value (as determined by the Internal Revenue Service ("IRS")) of a term life insurance benefit provided by the Company. In 1997, 401(k) contributions were: $4,750 each for Messrs. Kelly, Ayer, Lehr, and Fowler; and $9,500 for Mr. Bagley. Imputed income for term life insurance during 1997 was: Mr. Kelly - $5,760; Mr. Ayer - $1,262; Mr. Bagley - $1,632; Mr. Lehr - $6,913; and Mr. Fowler - $3,675.

(5)  Includes a special grant of 150,000 options awarded to Mr. Kelly in 1996.

EQUITY PLAN INFORMATION

     The stock options granted under the 1988 Stock Option Plan and the 1996 and 1997 Long-Term Incentive Equity Plans have exercise prices equal to the fair market value of Air Group Common Stock on the date of grant. The Compensation Committee is authorized to establish the terms of each grant. The stock options are not transferable. They are exercisable for cash, through a stock-for-stock exchange, through the use of SAR credits where they exist, or a combination of the three. The outstanding options have ten-year terms and generally become exercisable in 25% increments over a period of four years, beginning on the first anniversary of the grant. Unless extended by the Compensation Committee, retiring employees may exercise vested options for six months after their retirement, and unvested options are canceled upon retirement. Unexercised options of employees who leave the Company for reasons other than retirement are canceled at the time their employment ends. The accelerated vesting provisions of all options are described under "Change-in-Control Arrangements" on pages 15 and 16. The 1996 and 1997 Long-Term Incentive Equity Plans provide for equity-based awards in addition to stock options.

     The following table shows grants of stock options to the named executive officers during 1997:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                   --------------------------------------------------------
                     NUMBER OF      % OF TOTAL                                   POTENTIAL REALIZABLE
                     SECURITIES    OPTIONS/SARS                                VALUE AT ASSUMED ANNUAL
                     UNDERLYING     GRANTED TO                                   RATES OF STOCK PRICE
                    OPTIONS/SARS   EMPLOYEES IN    EXERCISE OR                     APPRECIATION FOR
                      GRANTED      FISCAL YEAR     BASE PRICE    EXPIRATION         OPTION TERM(1)
NAME                    (#)            (%)           ($/SH)         DATE          5% ($)      10% ($)
----                ------------   ------------    -----------   ----------      --------   ----------
John F. Kelly          38,900          15.8           35.25      12/19/2007       862,356    2,185,380

William S. Ayer        17,600           7.2           35.25      12/19/2007       390,166      988,758

George D. Bagley       10,600           4.3           35.25      12/19/2007       234,986      595,502

Harry G. Lehr           9,100           3.7           35.25      12/19/2007       201,734      511,233

John R. Fowler          8,300           3.4           35.25      12/19/2007       183,999      466,289

(1) The assumed rates of appreciation in the above table were suggested as examples by the Securities and Exchange Commission and are not intended to predict actual appreciation of Air Group Common Stock prices.

     The following table shows unexercised options held by each named executive officer at year end 1997. There is no assurance that the indicated values of any unexercised options will actually be realized.

 AGGREGATED OPTION/SAR EXERCISES IN 1997 AND FISCAL YEAR END OPTIONS/SAR VALUES

                                                                  Number of              Value of Unexercised
                                                                 Unexercised                 In-the-Money
                                 Shares                          Options/SARs                Options/SARs
                                Acquired        Value         at Fiscal Year End         at Fiscal Year End(2)
                              on Exercise    Realized(1)             (#)                          ($)
Name                              (#)            ($)       Exercisable Unexercisable   Exercisable Unexercisable
----                          -----------    -----------   ----------- -------------   ----------- -------------
John F. Kelly.................   39,525        421,669        30,525      214,725        492,328     3,013,250
William S. Ayer...............    8,000         99,350        17,550       34,550        434,750       405,575
George D. Bagley..............   39,975        496,797         3,075       35,050         71,109       329,619
Harry G. Lehr.................   23,875        275,809         3,475       34,650         80,359       558,769
John R. Fowler................   17,425        169,475        12,250       29,325        258,919       462,713

(1) Market price of underlying securities at exercise date minus the exercise price.

(2) Defined as the market price of Common Stock at year end minus the exercise price.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICY

     The Company's policy is to pay competitive compensation. The objectives of the Company's executive compensation policies are: to attract and retain highly qualified executives; to motivate officers to provide excellent leadership and achieve Company goals; to link the interests of executives and stockholders by tying a large portion of total compensation to Company profitability and stock value; and to reward outstanding performance. Executive compensation includes competitive base salary, a cash incentive plan tied to annual financial performance, and equity-based awards.

     Section 162(m) of the Internal Revenue Code eliminates the Company's ability to deduct certain compensation over $1 million paid to the named executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Company intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) of the Code will not materially affect the Company in an adverse way. Compensation from the exercise of options granted to date under the Company's stock option and equity plans qualifies for the deduction.

BASE SALARY

     1997 base salaries for other executive officers were approved by the Compensation Committee. They were based on subjective analysis of: competitive market rates; the market demand for each executive officer's skills; the executive's influence on long-term Company strategies and success; the relationships among executive positions; and individual leadership performance.

     To ensure that its overall compensation is appropriate, the Company periodically reviews executive compensation for Dow Jones Airlines Group companies, other air carriers, similarly sized Pacific Northwest companies and from broad-based national compensation surveys, and retains the services of outside compensation specialists. The Company does not attempt to set executive compensation at specific target ranges of any particular survey. In 1997, executive officers (other than the CEO) received increases averaging 5.6%.

MANAGEMENT INCENTIVE PLAN

     Air Group's Management Incentive Plan ("MIP") places at risk a significant portion of each executive's potential cash compensation, linking it to annual profitability. Thirty-nine employees, including officers and key employees of the Company, Alaska Airlines and Horizon Air, currently participate in the plan.

     For awards to be paid, the Company must achieve or exceed profit goals established annually by the Compensation Committee. MIP goals are based on return-on-equity levels as determined by the Compensation Committee each year. Awards increase proportionately based on the degree to which goals are met. They can range from zero to 45% of executive officers' base salaries if the target is met, up to a maximum of double the target award if profits reach or exceed the maximum goal. Award levels vary by position and can be adjusted for individual performance.

     Payments made for 1995 were based on profits that exceeded the threshold but fell short of the full target. Payments made to the named executives for 1996 and 1997 were based on profits that exceeded the maximum goal. (See Summary Compensation Table on page 8.)

     For the executives in the Summary Compensation Table, the percentages of total potential cash compensation linked to performance under the MIP in 1997 were: Mr. Kelly -- 47%; Mr. Ayer -- 38%; Mr. Bagley -- 41%; Mr. Lehr -- 38%; and Mr. Fowler -- 38%.

EQUITY-BASED AWARDS

     Although the 1996 and 1997 Long-Term Incentive Equity Plans provide for equity-based awards in addition to stock options, stock options and restricted stock awards are the only equity-based compensation presently in use by the Company. They provide an incentive to maximize stock values, linking the long-term interests of executives with those of stockholders. Because the awards vest over several years, they encourage executives to remain with the Company. The Committee grants options at market price, so recipients benefit only if the price of the stock appreciates and stockholders also benefit.

     The Committee does not base grants on ownership targets or on the number of options an individual has outstanding, because it believes doing so would discourage officers from retaining options or shares. Individual grants are determined according to base salary and position. The options granted to each of the named executive officers in 1997 are shown in the Summary Compensation Table and the Option Grant Table on pages 8 and 9.

CEO COMPENSATION

BASE SALARY

     In setting the CEO's base salary, the Committee reviews competitive information similar to that used for other Company executives and periodically retains the services of an outside consultant. The Committee does not target a specific range of competitive pay, but applies the information as it deems appropriate. By reviewing survey data periodically, the Committee believes it will remain mindful of compensation levels that would be required to recruit from outside the Company.

     The Board of Directors conducts an annual evaluation of the CEO's performance based on the Company's financial performance, the CEO's relationship with the Board, communication to the Board and other Company constituencies, investor relations, overall leadership, and strategic and succession planning.

     Following are examples of the kinds of accomplishments the Board considered in measuring performance during 1997. The Company posted record net income of $72.4 million for the year, far surpassing its previous record of $42.9 million. Air Group's pretax income margin of 7.1% was its best since 1989, and Alaska Airlines matched its all-time record of 8.8%. The debt-to-equity ratio (excluding capital leases) improved from 60:40 in 1996 to 46:54 at year end 1997. Combined with continuing improvements in yield, these factors resulted in a 72% improvement in earnings per share to $3.53 (diluted) and an 85% increase in stock price to $38.75 at December 31, 1997.

MANAGEMENT INCENTIVE PLAN

     The MIP award is the portion of the CEO's compensation that most directly relates to the Company's financial performance. It can range from zero if the threshold is not met, to 45% of base salary if the profit target is met, up to a maximum of 90% if profits reach or exceed the maximum goal. The profit measurements on which Mr. Kelly's 1997 MIP award was based were identical to those detailed on page 11 for all participants in the MIP. Mr. Kelly's 1997 MIP payment was $391,154.

STOCK OPTIONS

     In 1997, Mr. Kelly was granted a total of 38,900 stock options under the Company's equity plans, based on the criteria outlined earlier for option grants to executive officers in general. The Committee feels having a significant amount of compensation tied to stock performance further aligns the CEO's interests with those of the Company's stockholders.

                           By:  ALASKA AIR GROUP COMPENSATION COMMITTEE
                                Robert L. Parker, Jr., Chairman
                                Mary Jane Fate, Committee Member
                                R. Marc Langland, Committee Member
                                Richard A. Wien, Committee Member

                COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN(1)
                   AMONG ALASKA AIR GROUP, THE S&P 500 INDEX
                       AND THE DOW JONES AIRLINES GROUP
                        (FISCAL YEAR ENDED DECEMBER 31)

                       [PERFORMANCE GRAPH APPEARS HERE]

                            ALASKA AIR      S&P        DOW JONES
                DATE          GROUP      500 INDEX    AIRLINES(2)
                ----        ----------   ---------    -----------
                1992         $100.00      $100.00       $100.00
                1993         $ 85.61      $110.08       $121.29
                1994         $ 90.91      $111.53       $ 84.87
                1995         $ 98.48      $153.44       $128.36
                1996         $127.27      $188.68       $147.95
                1997         $234.85      $251.63       $234.74

(1) Assumes $100 invested on December 31, 1992, in Air Group Common Stock, the S&P 500 Index and the Dow Jones Airlines Group with all dividends reinvested.

(2) The companies included in the Dow Jones Airlines Group are: Alaska Air Group, AMR, Delta Air Lines, Northwest Airlines, Southwest Airlines, UAL and US Airways.

     The stock price performance shown in the graph is historical and not necessarily indicative of future performance.

SALARIED RETIREMENT PLAN

     The Company maintains a tax-qualified, defined benefit retirement plan for all salaried Alaska Airlines employees who have completed one year of service. Benefits payable under the Alaska Airlines Salaried Retirement Plan ("Salaried Retirement Plan") are based on years of credited service and final average earnings. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee's final average earnings times years of credited service. Annual benefits are computed on a straight life annuity basis at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

     The following table shows estimated Salaried Retirement Plan annual benefits during 1997 at various combinations of final average earnings and years of credited service. These estimates represent the straight life annuity benefit for an individual who retires at normal retirement age.


FINAL AVERAGE EARNINGS(1)(2)   ANNUAL BENEFITS BASED ON YEARS OF CREDIT SERVICE(2)
----------------------------  -----------------------------------------------------
                                  15          20         25         30         35
                              --------    --------   --------   --------   --------
          $125,000            $ 37,500    $ 50,000   $ 62,500   $ 75,000   $ 87,500
          $175,000              52,500      70,000     87,500    105,000    122,500
          $225,000              67,500      90,000    112,500    135,000    157,500
          $300,000              90,000     120,000    150,000    180,000    210,000
          $350,000             105,000     140,000    175,000    210,000    245,000
          $400,000             120,000     160,000    200,000    240,000    280,000
          $450,000             135,000     180,000    225,000    270,000    315,000

(1) Final average earnings for the named executives for the five-year period ended December 31, 1997 are: Mr. Kelly - $304,073; Mr. Ayer - $196,814; Mr. Bagley - $187,261; Mr. Lehr - $199,677; and Mr. Fowler - $182,038.

(2) IRS regulations limit the annual benefits that may be paid from a tax-qualified retirement plan. The current limit is $130,000. In addition, IRS regulations limit the covered compensation on which annual retirement benefits are based to $160,000 in 1998. To the extent that the amounts shown in the table above exceed that IRS limitation, the excess is paid from the Officers Supplementary Retirement Plan.

     All of the participants' base salaries, excluding bonuses, are covered under the Salaried Retirement Plan. The officers shown in the Summary Compensation Table have the following years of credited service and covered compensation as of December 31, 1997:


NAMED EXECUTIVE       YEARS OF CREDITED SERVICE  COVERED COMPENSATION(1)
---------------       -------------------------  -----------------------
John F. Kelly                   20.3(2)                  $434,615
William S. Ayer                  2.3                     $222,881
George D. Bagley(3)              4.1(2)                  $217,269
Harry G. Lehr                   10.1                     $236,077
John R. Fowler                   5.2                     $213,769

(1) Amounts in excess of IRS limitations will be paid from the Officers Supplementary Retirement Plan.

(2) Reflects combined service at Alaska Airlines and Horizon Air since becoming eligible for the Salaried Retirement Plan.

(3) When Mr. Bagley transferred from Alaska Airlines to Horizon Air in October 1995, he was 100% vested under the Salaried Retirement Plan. Horizon Air does not have a similar plan, but will supplement his benefits to ensure that his retirement benefit will be equivalent to what he would have received had he continued with Alaska Airlines.

OFFICERS SUPPLEMENTARY RETIREMENT PLAN

     In addition to the benefits described above, under the Officers Supplementary Retirement Plan ("Supplementary Plan"), elected officers of Air Group and Alaska Airlines and Horizon Air's Chief Executive Officer can receive retirement benefits, provided they have met service requirements. The Supplementary Plan is a nonqualified, unfunded, noncontributory defined benefit plan. Normal retirement benefits are payable once the officer reaches age 60 and has ten years of service as an elected officer. Annual benefits are calculated on a straight life annuity basis. Under the version of the Supplementary Plan applicable to officers elected prior to August 8, 1995, benefits can be up to 50% of a participant's final average earnings, offset by Social Security benefits. Under the version of the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits can range from 50% to 75% of a participant's final average earnings, offset by benefits from Company-sponsored qualified retirement plans and by Social Security benefits. Benefits under all versions of the Supplementary Plan are subject to vesting schedules that are dependent on the officer's length of service. Although we are unable to project estimated benefits at this time, final average earnings for the named executives under the Supplementary Plan at December 31, 1997 were: Mr. Kelly - $304,073; Mr. Ayer - $196,814; Mr. Bagley - $187,261; Mr. Lehr - $199,677; and Mr.
Fowler - $182,038.

CHANGE-IN-CONTROL ARRANGEMENTS

     The Boards of Directors of Air Group and Alaska Airlines have adopted resolutions providing severance pay to all executive officers and certain other key employees in the event they are terminated within 24 months after a change in control of the Company. The formula provides for payments equaling from 12 to 24 months' salary, depending on length of service and the time elapsed between a takeover and termination. Because of these and other variables to be determined at the time of distribution, the value of this benefit cannot be determined at this time.

     Some Company benefit plans provide for accelerated vesting in the case of a change in control. Under the Supplementary Plan applicable to officers elected prior to August 8, 1995, after a change in control, benefits become vested at the rate of 10% per year of a participant's service as an elected officer. Under the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits become fully vested upon a change in control. The benefit after a change in control is equal to 10% of final average earnings for each year of service as an elected officer up to and including the fifth year. For officers having five or more years of service as an elected officer, the benefit amount ranges from 50% to 75% of final average earnings, depending on length of service. Under all versions, the benefit remains subject to applicable offsets.

     The Supplementary Plan provides that, after a change in control, benefits will not be forfeited if an individual is terminated (other than for dishonesty or criminal acts) or is later employed by a competitor. The value of this provision to the named executives cannot be determined at this time as the amount depends on a number of variables to be determined at the time of any change in control.

     Upon a change in control of the Company, outstanding options under the Company's 1988 Stock Option Plan, and 1996 and 1997 Long-Term Incentive Equity Plans become fully exercisable unless the Board of Directors determines otherwise. As of December 31, 1997, the value of accelerated vesting of options owned by each of the named executives would have been: Mr. Kelly - $3,013,250; Mr. Ayer - $405,575; Mr. Bagley - $329,619; Mr. Lehr - $558,769; and Mr.
Fowler - $462,713.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to send reports of their ownership of Company Common Stock and of changes in such ownership to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. The Company has adopted procedures to assist its directors and officers in complying with this requirement, including assisting them in preparing forms for filing. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. On August 26, 1996, the Compensation Committee granted stock options to a broad range of key employees, including executive officers. The grants were inadvertently omitted from the Form 5 reports filed in February 1997, and were filed immediately upon discovery of the omission. The officers for whom a late report was filed include: Clifford T. Argue, William S. Ayer, John R. Fowler, Harry G. Lehr, Dennis J. Hamel, Steven G. Hamilton, John F. Kelly, Robin L. Krueger, Keith Loveless, William L. MacKay, Robert M. Reeder, Michel A. Swanigan, Bradley D. Tilden, and Edward W. White. Except for the foregoing, to the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1997 all persons subject to the Section 16(a) reporting requirement filed the required reports on a timely basis.

                                    AUDITORS

     The Board of Directors has selected Arthur Andersen LLP, independent auditors, to examine the financial statements of Air Group and its subsidiaries for the fiscal year ending December 31, 1998. Arthur Andersen LLP examined the financial statements of Air Group and its subsidiaries for the year ended December 31, 1997. It is anticipated that representatives of Arthur Andersen LLP will be present at the Annual Meeting to answer questions by stockholders and will have the opportunity to make a statement if they desire to do so.

                                  SOLICITATION

     The cost of soliciting proxies, including the cost of reimbursing brokers for forwarding proxy material to their principals, will be paid for by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies for the meeting. The Company will pay CIC approximately $3,500 in fees for its services and will reimburse it for reasonable out-of-pocket expenses. Proxies may be solicited by mail, personal interview, telephone or fax. Proxies may also be solicited by directors, officers, employees and other agents of the Company, who will receive no additional compensation therefor except for reimbursement of expenses.

     Proxy material may also be distributed through brokers and banks to the beneficial owners of the Company's Common Stock, and the Company may reimburse such parties for their reasonable fees and out-of-pocket expenses for such services.

     If you find it inconvenient to attend the meeting in person, your stock will be represented and voted if you will sign, date and mail the enclosed proxy card in the envelope provided for that purpose.

                             STOCKHOLDER PROPOSALS

     Under the rules of the Securities and Exchange Commission, for a stockholder proposal to be included in the proxy statement for the 1999 Annual Meeting of Stockholders, it must be received by the Company at its corporate headquarters, P.O. Box 68947, Seattle, Washington 98168, by December 2, 1998. The Company's bylaws outline procedures, including minimum notice requirements, for bringing matters before the stockholders.

                                 OTHER MATTERS

     The 1997 Annual Report of the Company was mailed to stockholders together with this proxy statement. The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, including financial statements and schedules to any stockholder who makes written request to the Finance Department at Alaska Air Group, Inc., P.O. Box 68947, Seattle, Washington 98168.

Keith Loveless
Corporate Secretary and Associate General Counsel

April 1, 1998
Seattle, Washington

                            Alaska Air Group, Inc.
          This Proxy is Solicited on Behalf of the Board of Directors
                   Annual Stockholders Meeting, May 19, 1998

The undersigned stockholder hereby appoints John F. Kelly and Keith Loveless Proxies of the undersigned (with full power of substitution) and hereby authorizes them to represent and to vote at the above annual meeting all the shares of common stock of Alaska Air Group, Inc. that the undersigned would be entitled to vote if personally present. The Board of Directors recommends a vote FOR Proposal 1.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Please mark votes as in this example.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this proxy will be voted FOR Proposal 1.

1.   Election of Directors
     Nominees:  Ronald F. Cosgrave, R. Marc Langland and John V. Rindlaub

     FOR ALL NOMINEES
     WITHHELD FROM ALL NOMINEES
     For, except vote withheld from the following nominee(s)

     ________________________________________

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature(s):____________________________ Date ____________

Signature(s):____________________________ Date ____________